BOARD RESOLUTION
Whereas Atlis Motor Vehicles, Inc shall
continue to operate with its research and
development of an electric motor vehicle;
Whereas authority to create separate and
distinct classes of common stock is
necessary for Atlis Motor Vehicles, Inc to
continue raising funds for further
operations while maintaining voting
control;
NOW THEREFORE, BE IT RESOLVED that the
Board of Directors of Atlis Motor Vehicles,
Inc hereby authorize the creation of the
following classes of common stock
Class A
Class A common stock has 1 vote per share.
This Class A classification shall be
applied to all issued common stock unless
noted otherwise.
Class B
Class B common stock has no voting power.
This Class B classification is reserved for
future issues of common stock.
Class C
Class C common stock is Non-participating
Preferred Common Stock. This Class C common
stock has 1 vote per share. Class C stock
receives non-participating preferred
liquidation preference. Upon a sale or
transfer of Class C stock, Class C stock
shall be converted to Class A stock. Holder
of Class C stock has the right to a board
seat.
Class D
Class D classification of stock has 10
votes per share. This Class D
classification may be used for future
issues of common stock. Upon termination or
resignation of employment all Class D stock
vested to employee shall convert to Class A
stock.
Approved: Mark Hanchett / Date 3-6-2020
Chairman, Director
CERTIFICATION
I, the undersigned, do hereby certify:
1.	That I am the duly elected and
acting Secretary of Atlis Motor
Vehicles, Inc; and
2.	That the foregoing constitutes a
Resolution of the Board of said
corporation, as duly adopted at a
meeting of the Bord of Directors
thereof, held on the 6 day of March
2020.
IN WHITNESS WHEREOF, I have hereunto
subscribed by name and affixed the seal of said corporation, this 6 day of March, 2020.

Corporate Secretary,
Atlis Motor Vehicles, Inc